Exhibit 99.3

CommunityOne Bancorp and Subsidiaries

Consolidated Financial Statements

Quarterly Period Ended March 31, 2016

PART I. FINANCIAL INFORMATION

Item 1. Financial Statements

CommunityOne Bancorp and Subsidiaries

Consolidated Balance Sheets (unaudited)

(in thousands, except share and per share data)	March 31, 2016	December 31, 2015*
Assets
Cash and due from banks	$22,104	$23,852
Interest-bearing bank balances	41,474	15,323
Investment securities:
Available-for-sale, at estimated fair value (amortized cost of $386,862 in 2016 and $398,815 in 2015)	385,994	390,434
Held-to-maturity, at amortized cost (estimated fair value of $145,853 in 2016 and $145,185 in 2015)	145,127	147,967
Loans held for sale	4,328	5,403
Loans held for investment	1,524,406	1,543,795
Less: Allowance for loan losses	(14,240)	(15,195)
Net loans held for investment	1,510,166	1,528,600
Premises and equipment, net	43,634	44,457
Other real estate owned and property acquired in settlement of loans	14,158	16,583
Core deposit premiums and other intangibles	5,273	5,208
Goodwill	4,205	4,205
Bank-owned life insurance	41,195	40,869
Deferred tax assets, net	136,912	141,716
Other assets	30,755	32,648
Total Assets	$2,385,325	$2,397,265
Liabilities
Deposits:
Noninterest-bearing demand deposits	$391,749	$386,329
Interest-bearing deposits:
Demand, savings and money market deposits	939,900	939,878
Time deposits of $250 or more	74,610	60,093
Other time deposits	548,931	561,237
Total deposits	1,955,190	1,947,537
Retail repurchase agreements	7,352	7,219
Federal Home Loan Bank advances	65,167	93,681
Long-term notes payable	5,435	5,415
Junior subordinated debentures	56,702	56,702
Other liabilities	14,328	13,673
Total Liabilities	2,104,174	2,124,227
Shareholders’ Equity
Preferred stock, 10,000,000 shares authorized
Series A, $10.00 par value; 51,500 shares issued and no shares outstanding in 2016 and 2015	—	—
Series B, no par value, authorized 250,000 shares, no shares issued and outstanding in 2016 and 2015	—	—
Common stock, no par value; authorized 2,500,000,000 shares, issued 24,292,051 shares in 2016 and 24,292,646 in 2015	490,243	490,075
Accumulated deficit	(202,384)	(206,298)
Accumulated other comprehensive loss	(6,708)	(10,739)
Total Shareholders’ Equity	281,151	273,038
Total Liabilities and Shareholders’ Equity	$2,385,325	$2,397,265

See accompanying notes to consolidated financial statements.

* Derived from audited consolidated financial statements.

CommunityOne Bancorp and Subsidiaries

Consolidated Statements of Operations (unaudited)

	Three Months Ended March 31,
(in thousands, except share and per share data)	2016	2015
Interest Income
Interest and fees on loans	$16,972	$15,873
Interest and dividends on investment securities	3,283	3,224
Other interest income	234	171
Total interest income	20,489	19,268
Interest Expense
Deposits	1,879	1,731
Retail repurchase agreements	4	4
Federal Home Loan Bank advances	502	469
Other borrowed funds	321	290
Total interest expense	2,706	2,494
Net Interest Income before Recovery of Loan Losses	17,783	16,774
Recovery of provision for loan losses	(535)	(1,137)
Net Interest Income after Recovery of Loan Losses	18,318	17,911
Noninterest Income
Service charges on deposit accounts	1,557	1,434
Mortgage loan income	2,141	465
Cardholder and merchant services income	1,241	1,125
Trust and investment services	380	322
Bank-owned life insurance	269	250
Other service charges, commissions and fees	443	383
Other income	292	55
Total noninterest income	6,323	4,034
Noninterest Expense
Personnel expense	10,138	10,594
Net occupancy expense	1,553	1,469
Furniture, equipment and data processing expense	2,130	1,989
Professional fees	450	539
Stationery, printing and supplies	160	176
Advertising and marketing	60	186
Other real estate owned expense	484	360
Credit/debit card expense	439	543
FDIC insurance	461	453
Loan collection expense	149	300
Merger-related expense	771	—
Core deposit premium intangible amortization	338	352
Other expense	1,268	1,047
Total noninterest expense	18,401	18,008
Income before income taxes	6,240	3,937
Income tax expense	2,326	1,418
Net income	$3,914	$2,519

Weighted average number of shares outstanding - basic	24,292,004	24,183,396
Weighted average number of shares outstanding - diluted	24,314,112	24,195,108
Net income per share - basic and diluted	$0.16	$0.10

See accompanying notes to consolidated financial statements.

CommunityOne Bancorp and Subsidiaries

Consolidated Statements of Comprehensive Income (unaudited)

	Three Months Ended March 31,
(dollars in thousands)	2016	2015
Net income	$3,914	$2,519
Other comprehensive income:
Unrealized gains arising during the period on available-for-sale securities	7,426	2,688
Tax effect	(2,792)	(1,028)
Unrealized gains arising during the period on available-for-sale securities, net of tax	4,634	1,660
Reclassification adjustment for gain on available-for-sale securities included in net income	—	—
Tax effect	—	—
Reclassification adjustment for gain on available-for-sale securities included in net income, net of tax	—	—
Change in defined benefit plans liability	(86)	—
Tax effect	32	—
Change in defined benefit plans liability, net of tax	(54)	—
Unrealized loss on interest rate swaps	(883)	(523)
Tax effect	332	200
Unrealized loss on interest rate swaps, net of tax	(551)	(323)
Reclassification adjustment for loss on interest rate swaps included in net income	3	3
Tax effect	(1)	(1)
Reclassification adjustment for loss on interest rate swaps included in net income, net of tax	2	2
Other comprehensive income, net of tax:	4,031	1,339
Comprehensive income	$7,945	$3,858

See accompanying notes to consolidated financial statements.

CommunityOne Bancorp and Subsidiaries

Consolidated Statements of Shareholders’ Equity (unaudited)

For Three Months Ended March 31, 2016 and 2015

						Accumulated
						Other
	Preferred Stock		Common Stock		Accumulated	Comprehensive
(dollars in thousands, except share and per share data)	Shares	Amount	Shares	Amount	Deficit	Income (Loss)	Total
Balance, December 31, 2014	—	$—	24,185,923	$487,603	$(213,212)	$(7,475)	$266,916
Comprehensive income:
Net income	—	—	—	—	2,519	—	2,519
Other comprehensive income, net of tax	—	—	—	—	—	1,339	1,339
Total comprehensive income							3,858
Stock options and restricted stock awards:
Compensation expense recognized	—	—	—	167	—	—	167
Issuance of restricted stock awards, net of cancellations	—	—	(1,737)	—	—	—	—
Shares issued as compensation to directors			944	11			11
Balance, March 31, 2015	—	$—	24,185,130	$487,781	$(210,693)	$(6,136)	$270,952
Balance, December 31, 2015	—	$—	24,292,646	$490,075	$(206,298)	$(10,739)	$273,038
Comprehensive income:
Net income	—	—	—	—	3,914	—	3,914
Other comprehensive income net of tax	—	—	—	—	—	4,031	4,031
Total comprehensive income							7,945
Stock options and restricted stock awards:
Compensation expense recognized	—	—	—	162	—	—	162
Issuance of restricted stock awards, net of cancellations	—	—	(1,200)	—	—	—	—
Shares issued upon exercise of stock options	—	—	605	6	—	—	6
Balance, March 31, 2016	—	$—	24,292,051	$490,243	$(202,384)	$(6,708)	$281,151

See accompanying notes to consolidated financial statements.

CommunityOne Bancorp and Subsidiaries

Consolidated Statements of Cash Flows (unaudited)

	Three Months Ended March 31,
(dollars in thousands)	2016	2015
Operating Activities
Net income	$3,914	$2,519
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Depreciation and amortization of premises and equipment	887	926
Recovery of loan losses	(535)	(1,137)
Deferred income taxes	2,326	1,379
Deferred loan fees and costs, net	21	(220)
Premium amortization and discount accretion of investment securities, net	679	583
Amortization of core deposit premiums	338	352
Net accretion on acquired loans	(1,449)	(2,099)
Stock compensation expense	162	178
Increase in cash surrender value of bank-owned life insurance, net	(326)	(266)
Loans held for sale:
Origination of loans held for sale	(16,337)	(22,389)
Net proceeds from sale of loans held for sale	17,560	17,787
Net gain on sale of loans held for sale	(148)	(173)
Mortgage servicing rights capitalized	(593)	(300)
Mortgage servicing rights amortization	170	130
Net gain on sale of premises and equipment	—	(88)
Net loss on sales and write-downs of other real estate owned	501	294
Changes in assets and liabilities:
Decrease (Increase) in accrued interest receivable and other assets	1,271	(4,477)
Increase (Decrease) in accrued interest payable and other liabilities	589	(1,834)
Net cash provided by (used in) operating activities	9,030	(8,835)
Investing Activities
Available-for-sale securities:
Proceeds from maturities, calls and principal repayments	14,114	15,520
Purchases	—	(31,133)
Held-to-maturity securities:
Proceeds from maturities, calls and principal repayments	—	1,818
Net increase in loans held for investment	(26,547)	(38,487)
Proceeds from sales of other real estate owned	1,964	1,490
Purchases of premises and equipment	(78)	(687)
Proceeds from sales of premises and equipment	—	565
Net cash received from bulk sale of loans	46,642	—
Net cash provided by (used in) investing activities	36,095	(50,914)
Financing Activities
Net increase in deposits	7,653	13,052
Increase (Decrease) in retail repurchase agreements	133	(1,239)
Decrease in Federal Home Loan Bank advances	(28,514)	(13)
Issuance of common stock, net of expense	6	—
Net cash provided by (used in) financing activities	(20,722)	11,800
Net Increase (Decrease) in Cash and Cash Equivalents	24,403	(47,949)
Cash and Cash Equivalents at Beginning of Period	39,175	95,882
Cash and Cash Equivalents at End of Period	$63,578	$47,933

Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest	$2,686	$5,759
Income taxes, net of refunds	7	39
Noncash transactions:
Foreclosed loans transferred to other real estate owned	59	2,495
Unrealized securities gains, net of income taxes	4,634	1,660
Transfer of fixed assets to other assets	—	2,722
Employee benefit plan costs, net of income taxes	(54)	—
Unrealized loss on interest rate swaps, net of income taxes	(549)	(321)

See accompanying notes to consolidated financial statements.

CommunityOne Bancorp and Subsidiaries

Notes to Consolidated Financial Statements

(Unaudited)

1. Basis of Presentation

Nature of Operations

CommunityOne Bancorp, (“COB” or the “Company,” also referred to as “us” or “we” and our subsidiaries on a consolidated basis), is a bank holding company headquartered in Charlotte, North Carolina and incorporated in 1984 under the laws of the State of North Carolina. Through our ownership of CommunityOne Bank, N.A., or the “Bank,” a national banking association founded in 1907 and headquartered in Asheboro, North Carolina, we offer a complete line of consumer, mortgage and business banking services, including loan, deposit, treasury management, online and mobile banking services, as well as wealth management and trust services, to individual and small and middle market businesses through financial centers located throughout central, southern and western North Carolina. Our strategy is to grow the Company organically by focusing on meeting the financial needs of customers in our market area by providing a suite of quality financial products and services through local and experienced bankers and lenders located in branches and loan production offices in our customers’ local market. We also offer the convenience of online and mobile banking capabilities. In addition to organic growth, our strategy is to grow through merger and acquisition activity in our markets, should attractive opportunities present themselves. We define our market as communities located in North Carolina, as well as adjoining markets in South Carolina and Virginia.

On November 22, 2015, we entered into an Agreement and Plan of Merger (“Merger Agreement”) with Capital Bank Financial Corp., a Delaware corporation (“Capital”), under which, upon the terms and subject to the conditions set forth in the Merger Agreement, COB will merge with and into Capital (“Merger”), with Capital as the surviving corporation in the Merger. Immediately following the Merger, the Bank will merge with and into Capital’s wholly owned bank subsidiary, with Capital’s bank subsidiary surviving the bank merger. The Merger is subject to, among other things, regulatory approval and other customary closing conditions and is currently expected to close in the second quarter of 2016. Shareholders of both COB and Capital approved the Merger on April 18, 2016.

General

In the accompanying consolidated financial statements, prepared without audit, all significant intercompany balances and transactions have been eliminated. Descriptions of the organization and business of COB, accounting policies followed by COB and other relevant information are contained in our Annual Report on Form 10-K for the year ended December 31, 2015 (the “Form 10-K”), including the Notes to the consolidated financial statements filed as part of that report. This quarterly report should be read in conjunction with the Form 10-K.

In the opinion of management, the accompanying consolidated financial statements contain the adjustments, all of which are normal recurring adjustments, necessary to present fairly the financial position of COB as of March 31, 2016 and December 31, 2015, and the results of its operations and cash flows for the three months ended March 31, 2016 and 2015, respectively.

Use of Estimates

We have made a number of estimates and assumptions relating to the reporting of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period to prepare these consolidated financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”). Actual results could differ from those estimates. Material estimates subject to change in the near term include, among other items, the allowance for loan losses (“ALL”), estimated cash flows of purchased impaired loans, the carrying value of other real estate owned (“OREO”), the carrying value of investment securities and the realization of deferred tax assets.

Reclassification

Certain reclassifications have been made to the prior period consolidated financial statements to place them on a comparable basis with the current period consolidated financial statements. These reclassifications have no effect on net income or shareholders’ equity as previously reported.

Recent Accounting Pronouncements

Business Combinations - In September 2015, the Financial Accounting Standard Board (the “FASB”) issued ASU 2015-16, “Business Combinations (Topic 805) - Simplifying the Accounting for Measurement -Period Adjustments.” The amendments in ASU 2015-16 require that an acquirer recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amounts are determined. The amendments in ASU 2015-16 require that the acquirer record, in the same period’s financial statements, the effect on earnings of changes in depreciation, amortization, or other income effects, if any, as a result of the change to the provisional amounts, calculated as if the accounting had been completed at the acquisition date. The amendments in ASU 2015-16 also require an entity to present separately on the face of the income statement or disclose in the notes the portion of the amount recorded in current-period earnings by line item that would have been recorded in previous reporting periods if the adjustment to the provisional amounts had been recognized as of the acquisition date. We are currently evaluating the impact of adopting the new guidance on the consolidated financial statements.

Financial Instruments - In January 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-1, “Financial instruments—Overall (Subtopic 825-10),” which requires all equity investments to be measured at fair value with changes in the fair value recognized through net income (other than those accounted for under equity method of accounting or those that result in consolidation of the investee). The amendments in this ASU also require an entity to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments. In addition, the amendments in this ASU eliminate the requirement to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet for public business entities. The amendments in ASU 2016-1 are effective for us for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. We are currently evaluating the impact of adopting the new guidance on the consolidated financial statements.

FASB - From time to time, the FASB issues exposure drafts for proposed statements of financial accounting standards. Such exposure drafts are subject to comment from the public, to revisions by the FASB and to final issuance by the FASB as statements of financial accounting standards.

Management considers the effect of the proposed statements on the consolidated financial statements of COB and monitors the status of changes to and proposed effective dates of exposure drafts. Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies are not expected to have a material impact on our financial position, results of operations or cash flows.

2. Acquisition by Capital Bank Financial Corp.

On November 22, 2015, we entered into an Agreement and Plan of Merger (“Merger Agreement”) with Capital Bank Financial Corp., a Delaware corporation (“Capital”), under which, upon the terms and subject to the conditions set forth in the Merger Agreement, COB will merge with and into Capital (the “Merger”), with Capital as the surviving corporation in the Merger. Immediately following the Merger, the Bank will merge with and into Capital’s wholly-owned bank subsidiary, with Capital’s wholly-owned bank subsidiary surviving the bank merger. Shareholders of both COB and Capital approved the Merger on April 18, 2016. The Merger is subject to, among other things, regulatory approval and other customary closing conditions and is currently expected to close in the second quarter of 2016.

3. Investment Securities

Securities designated as available-for-sale are carried at fair value. However, the unrealized difference between amortized cost and fair value of securities available-for-sale is excluded from net income unless there is an other than temporary impairment and it is reported, net of deferred taxes, as a component of shareholders’ equity as accumulated other comprehensive income (loss). Securities designated as held-to-maturity are carried at amortized cost, as the Company has the ability, and management has the positive intent, to hold these securities to maturity. Premiums and discounts on securities are amortized and accreted according to the interest method.

Our primary objective in managing the investment portfolio is to maintain a portfolio of high quality, highly liquid investments yielding competitive returns. We are required under federal regulations to maintain adequate liquidity to ensure safe and sound operations. We maintain investment balances based on a continuing assessment of cash flows, the level of loan production, current interest rate risk strategies and an assessment of the potential future direction of market interest rate changes. Investment securities differ in terms of default, interest rate, liquidity and expected rate of return risks.

The following table summarizes the amortized cost and estimated fair value of investment securities and presents the related gross unrealized gains and losses:

March 31, 2016

(dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Available-for-Sale:
Residential mortgage-backed securities-GSE	$278,521	$920	$2,379	$277,062
Residential mortgage-backed securities-Private	31,079	399	44	31,434
Commercial mortgage-backed securities-GSE	21,880	242	—	22,122
Commercial mortgage-backed securities-Private	17,858	140	150	17,848
Corporate notes	37,524	21	17	37,528
Total available-for-sale	386,862	1,722	2,590	385,994
Held-to-Maturity:
Residential mortgage-backed securities-GSE	118,194	698	109	118,783
Residential mortgage-backed securities-Private	16,877	—	32	16,845
Commercial mortgage-backed securities-Private	10,056	169	—	10,225
Total held-to-maturity	145,127	867	141	145,853
Total investment securities	$531,989	$2,589	$2,731	$531,847

December 31, 2015

(dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Available-for-Sale:
Obligations of U.S. government sponsored enterprises	$2,005	$3	$—	$2,008
Residential mortgage-backed securities-GSE	286,057	339	8,289	278,107
Residential mortgage-backed securities-Private	33,235	578	236	33,577
Commercial mortgage-backed securities-GSE	21,980	—	368	21,612
Commercial mortgage-backed securities-Private	17,869	—	294	17,575
Corporate notes	37,669	—	114	37,555
Total available-for-sale	398,815	920	9,301	390,434
Held-to-Maturity:
Residential mortgage-backed securities-GSE	120,197	—	2,310	117,887
Residential mortgage-backed securities-Private	17,712	—	298	17,414
Commercial mortgage-backed securities-Private	10,058	—	174	9,884
Total held-to-maturity	147,967	—	2,782	145,185
Total investment securities	$546,782	$920	$12,083	$535,619

As a member of the Federal Home Loan Bank of Atlanta (“FHLB”), the Bank is required to own capital stock in the FHLB based generally upon the balances of total assets and FHLB advances. FHLB capital stock is pledged to secure FHLB advances. This investment is carried at cost since no ready market exists for FHLB stock and there is no quoted market value. However, redemption of this stock has historically been at par value. The Bank owned a total of $4.9 million of FHLB stock at March 31, 2016 and $6.0 million at December 31, 2015. Due to the redemption provisions of FHLB stock, we have estimated that fair value approximated cost and that this investment was not impaired at March 31, 2016. FHLB stock is included in other assets at its original cost basis.

As a member bank of the Federal Reserve Bank of Richmond (“FRBR”), the Bank also is required to own capital stock of the FRBR based upon a percentage of the Bank’s common stock and surplus. This investment is carried at cost since no ready market exists for FRBR stock and there is no quoted market value. At March 31, 2016 and December 31, 2015, the Bank owned a total of $9.8 million and $9.9 million of FRBR stock, respectively. Because this investment is in an entity of the U.S. government, we have estimated that fair value approximated the cost and that this investment was not impaired at March 31, 2016. FRBR stock is included in other assets at its original cost basis.

At March 31, 2016, $161.4 million of the investment securities portfolio was pledged to secure public deposits, $16.9 million was pledged to retail repurchase agreements and $156.3 million was pledged to others, leaving $196.5 million available as pledgeable collateral.

The Bank did not sell any investment securities during the three months ended March 31, 2016 or the three months ended March 31, 2015.

The following tables show our investments’ estimated fair value and gross unrealized losses, aggregated by investment category and length of time that the individual securities have been in a continuous unrealized loss position, at March 31, 2016 and December 31, 2015. The change in unrealized losses during the three months ending March 31, 2016 was attributed to changes in interest rates and not to changes in the credit quality of these securities. All unrealized losses on investment securities are considered by management to be temporary given the credit quality of these investment securities or the short duration of the unrealized loss, or both.

	Less than 12 Months		12 Months or More		Total
(dollars in thousands)	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses
March 31, 2016
Available-for-Sale:
Residential mortgage-backed securities-GSE	$—	$—	$189,610	$2,379	$189,610	$2,379
Residential mortgage-backed securities-Private	2,970	32	621	12	3,591	44
Commercial mortgage-backed securities-GSE	—	—	—	—	—	—
Commercial mortgage-backed securities-Private	7,399	150	—	—	7,399	150
Corporate Notes	10,224	4	9,994	13	20,218	17
Total available-for-sale	20,593	186	200,225	2,404	220,818	2,590
Held-to-Maturity:
Residential mortgage-backed securities-GSE	—	—	13,628	109	13,628	109
Residential mortgage-backed securities-Private	16,845	32	—	—	16,845	32
Total held-to-maturity	16,845	32	13,628	109	30,473	141
Total	$37,438	$218	$213,853	$2,513	$251,291	$2,731

December 31, 2015
Available-for-Sale
Residential mortgage-backed securities-GSE	$137,998	$2,560	$132,148	$5,729	$270,146	$8,289
Residential mortgage-backed securities-Private	26,265	231	636	5	26,901	236
Commercial mortgage-backed securities-GSE	21,612	368	—	—	21,612	368
Commercial mortgage-backed securities-Private	17,575	294	—	—	17,575	294
Corporate notes	30,523	114	—	—	30,523	114
Total available-for-sale	233,973	3,567	132,784	5,734	366,757	9,301
Held-to-Maturity:
Residential mortgage-backed securities-GSE	83,014	1,481	34,872	829	117,886	2,310
Residential mortgage-backed securities-Private	17,414	298	—	—	17,414	298
Commercial mortgage-backed securities-Private	9,884	174	—	—	9,884	174
Total held-to-maturity	110,312	1,953	34,872	829	145,184	2,782
Total	$344,285	$5,520	$167,656	$6,563	$511,941	$12,083

At March 31, 2016 and December 31, 2015, there were 28 and 18 securities that were in a continuous unrealized loss position for 12 months or more, respectively.

We analyzed our securities portfolio at March 31, 2016, and considered ratings, fair value, cash flows and other factors to determine if any of the securities were other than temporarily impaired. Since none of the unrealized losses relate to the marketability of the securities or the issuer’s ability to honor redemption obligations, and we have determined that it is not more likely than not that we will be required to sell the security before recovery of its amortized cost basis, none of the securities are deemed to be other than temporarily impaired.

The aggregate amortized cost and fair value of securities at March 31, 2016, by remaining contractual maturity, are shown in the following table. Actual expected maturities may differ from contractual maturities because issuers may have the right to call or prepay the obligations. Mortgage backed securities are grouped based on stated maturity date, but actual maturity will vary based on the actual repayment of the underlying mortgage loans.

	Available-for-Sale		Held-to-Maturity
(dollars in thousands)	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
U.S. government sponsored agencies
Due in one year or less	$—	$—	$—	$—
Residential mortgage-backed securities-GSE
Due after five years through 10 years	1,670	1,716	—	—
Due after ten years	276,851	275,346	118,194	118,783
Residential mortgage-backed securities-Private
Due after ten years	31,079	31,434	16,877	16,845
Commercial mortgage-backed securities-GSE
Due after one year through five years	21,880	22,122	—	—
Commercial mortgage-backed securities-Private
Due after ten years	17,858	17,848	10,056	10,225
Corporate notes
Due in one year or less	20,465	20,461	—	—
Due after one year through five years	17,059	17,067	—	—
Total	$386,862	$385,994	$145,127	$145,853

4. Loans and Allowance for Loan Losses

General

Loans held for investment are stated at the principal amounts outstanding adjusted for purchase premiums/discounts, deferred net loan fees and costs, and unearned income. We report our loan portfolio by segments and classes, which are disaggregations of portfolio segments. Our portfolio segments are: Commercial and agricultural, Real estate, and Consumer loans. The Commercial and agricultural loan and Consumer loan portfolios are not further segregated into classes. The classes within the Real estate portfolio segment include Real estate - construction and Real estate - mortgage, which is further broken into 1-4 family residential mortgage and Commercial real estate mortgage loans.

Loan fees and the incremental direct costs associated with originating a loan are deferred and subsequently recognized over the life of the loan as an adjustment to interest income.

In addition to originating loans, we also purchase loans. At acquisition, purchased loans are designated as either purchased contractual loans (“PC loans”) or purchased impaired loans (“PI loans”). PC loans are acquired loans where management believes it is probable that it will receive all principal as of the date of acquisition. These loans are accounted for under the contractual cash flow method, under ASC 310-20. Any discount or premium paid on PC loans is amortized and included in interest income using the effective yield method over the expected life of the loans.

PI loans are acquired loans whose purchase price has been discounted, in part, due to credit deterioration occurring subsequent to origination. Accordingly, management believes it is probable that all contractual principal and interest on these acquired loans will not be received. PI loans are placed in homogeneous risk-based pools where accounting for projected cash flows is performed, as allowed under ASC 310-30. Once a pool is established the individual loans within each pool do not change. As management obtains new information related to changes in expected principal loss and expected cash flows, by pool, we record either an increase in yield when new expected cash flows increase, an allowance for loan losses when new expected cash flows decline, or a decrease in yield when there is only a timing difference in expected cash flows.

Loans acquired in the 2011 merger of Bank of Granite Corp. (“Granite Purchased Loans”) included PI loans and PC loans. Loans designated as PC loans included performing revolving consumer and performing revolving commercial loans on the acquisition date.

The following table presents an aging analysis of accruing and nonaccruing loans as of March 31, 2016:

	Accruing				Total past
(dollars in thousands)	30-59 days past due	60-89 days past due	More than 90 days past due	Nonaccrual	due and nonaccrual	Current and accruing	Total Loans
PC and Originated Loans
Commercial and agricultural	$58	$—	$—	$810	$868	$149,401	$150,269
Real estate - construction	48	—	—	84	132	95,596	95,728
Real estate - mortgage:
1-4 family residential	2,152	91	—	9,434	11,677	626,673	638,350
Commercial	29	—	—	7,509	7,538	432,113	439,651
Consumer	842	320	—	580	1,742	114,039	115,781
Total	3,129	411	—	18,417	21,957	1,417,822	1,439,779
PI loans
Commercial and agricultural	47	—	1,637	—	1,684	3,067	4,751
Real estate - construction	—	—	1,345	—	1,345	5,929	7,274
Real estate - mortgage:
1-4 family residential	774	171	1,018	—	1,963	11,457	13,420
Commercial	86	263	9,165	—	9,514	48,807	58,321
Consumer	—	2	5	—	7	854	861
Total	907	436	13,170	—	14,513	70,114	84,627
Total Loans	$4,036	$847	$13,170	$18,417	$36,470	$1,487,936	$1,524,406

The following table presents an aging analysis of accruing and nonaccruing loans as of December 31, 2015:

	Accruing				Total past
(dollars in thousands)	30-59 days past due	60-89 days past due	More than 90 days past due	Nonaccrual	due and nonaccrual	Current and accruing	Total Loans
PC and Originated Loans
Commercial and agricultural	$—	$1	$—	$1,053	$1,054	$146,257	$147,311
Real estate - construction	761	140	—	110	1,011	98,247	99,258
Real estate - mortgage:
1-4 family residential	2,710	574	817	9,106	13,207	660,430	673,637
Commercial	661	34	—	7,209	7,904	421,220	429,124
Consumer	1,227	250	1	538	2,016	104,885	106,901
Total	5,359	999	818	18,016	25,192	1,431,039	1,456,231
PI loans
Commercial and agricultural	102	—	1,618	—	1,720	3,275	4,995
Real estate - construction	—	—	1,455	—	1,455	6,289	7,744
Real estate - mortgage:
1-4 family residential	602	15	1,127	—	1,744	12,173	13,917
Commercial	517	123	8,819	—	9,459	50,530	59,989
Consumer	8	—	6	—	14	905	919
Total	1,229	138	13,025	—	14,392	73,172	87,564
Total Loans	$6,588	$1,137	$13,843	$18,016	$39,584	$1,504,211	$1,543,795

All PI loans are considered to be accruing for all periods presented, in accordance with ASC 310-30.

Risk Grades

The risk-grade categories presented in the following table, which are standard categories used by the bank regulators, are:

Pass - Loans categorized as Pass are higher quality loans that have adequate sources of repayment and little risk of collection.

Special Mention - A Special Mention loan has potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the asset or in the institution’s credit position at some future date. Special Mention loans are not adversely classified and do not expose an institution to sufficient risk to warrant adverse classification.

Substandard - A Substandard loan is inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected. Loss potential, while existing in the aggregate amount of Substandard loans, does not have to exist in individual assets classified Substandard.

Doubtful - A loan classified as Doubtful has all the weaknesses inherent in one classified Substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable. The possibility of loss is extremely high, but because of certain important and reasonable specific pending factors, which may work to the advantage of strengthening of the asset, its classification as an estimated loss is deferred until its more exact status may be determined. Pending factors include proposed merger, acquisition, or liquidation procedures, capital injection, perfecting liens on additional collateral and refinancing plans.

Loans categorized as Special Mention, Substandard and Doubtful are considered Criticized. Loans categorized as Substandard or Doubtful are considered Classified. Purchased loans acquired in the Merger are recorded at estimated fair value on the date of acquisition without the carryover of related ALL. The table below includes $21.0 million and $27.0 million in Granite Purchased Loans categorized as Substandard or Doubtful at March 31, 2016 and December 31, 2015, respectively.

The following table presents loans held for investment balances by risk grade as of March 31, 2016:

	Pass	Special Mention	Substandard	Doubtful
(dollars in thousands)	(Ratings 1-5)	(Rating 6)	(Rating 7)	(Rating 8)	Total
Commercial and agricultural	$151,873	$570	$2,577	$—	$155,020
Real estate - construction	96,350	2,639	4,013	—	103,002
Real estate - mortgage:
1-4 family residential	633,530	2,900	15,340	—	651,770
Commercial	461,100	10,889	25,983	—	497,972
Consumer	115,635	5	568	434	116,642
Total	$1,458,488	$17,003	$48,481	$434	$1,524,406

The following table presents loans held for investment balances by risk grade as of December 31, 2015:

	Pass	Special Mention	Substandard	Doubtful
(dollars in thousands)	(Ratings 1-5)	(Rating 6)	(Rating 7)	(Rating 8)	Total
Commercial and agricultural	$148,844	$672	$2,790	$—	$152,306
Real estate - construction	100,252	2,122	4,628	—	107,002
Real estate - mortgage:
1-4 family residential	669,695	3,508	14,351	—	687,554
Commercial	450,587	12,765	25,761	—	489,113
Consumer	107,008	4	553	255	107,820
Total	$1,476,386	$19,071	$48,083	$255	$1,543,795

Loans included in the preceding loan composition table are net of participations sold. Loans are increased by net loan premiums of $3.4 million and $3.7 million at March 31, 2016 and December 31, 2015, respectively.

At March 31, 2016 and December 31, 2015, loans held for sale consisted of originated residential mortgage loans held for sale carried at the lower of cost or fair market value.

Loans serviced for others are not included in the consolidated balance sheet. The unpaid principal balance of loans serviced for others amounted to $361.4 million at March 31, 2016 and $304.6 million at December 31, 2015.

Loans Pledged

To borrow from the FHLB, members must pledge collateral to secure advances and letters of credit. Acceptable collateral includes, among other types of collateral, a variety of residential, multifamily, home equity lines and second mortgages, and commercial loans. Gross loans of $97.3 million and $112.6 million of investment securities, and gross loans of $102.9 million and $113.0 million of investment securities, were pledged to collateralize FHLB advances and letters of credit at March 31, 2016 and December 31, 2015, respectively, of which there was $108.4 million and $80.8 million of credit availability for borrowing, respectively. At March 31, 2016, $4.1 million of loans and $43.8 million of securities were pledged to collateralize potential borrowings from the Federal Reserve Discount Window, of which $46.8 million was available as borrowing capacity. We could also access $302.7 million of additional borrowings from the FHLB under credit lines by pledging additional collateral.

Nonaccruing and Impaired Loans

Interest income on loans is calculated by using the interest method based on the daily outstanding balance. The recognition of interest income is discontinued when, in management’s opinion, the collection of all or a portion of interest becomes doubtful. Loans are returned to accrual status when the factors indicating doubtful collectability cease to exist and the loan has performed in accordance with its terms for a demonstrated period of time. The past due status of loans is based on the contractual payment terms. Had nonaccruing loans been on accruing status, interest income would have been higher by $0.3 million and $0.4 million for the three months ended March 31, 2016 and March 31, 2015, respectively. At March 31, 2016 and December 31, 2015, COB had certain impaired loans of $18.4 million and $18.0 million, respectively, which were on nonaccruing interest status.

All loan classes are considered past due when the contractual amounts due with respect to principal and interest are not received within 30 days of the contractual due date. When we cannot reasonably expect full and timely repayment of a loan, the loan is placed on nonaccrual.

All loan classes on which principal or interest is in default for 90 days or more are put on nonaccrual status, unless there is sufficient information to conclude that the loan is well secured and in the process of collection. A debt is “well-secured” if collateralized by liens on or pledges of real or personal property, including securities, which have a realizable value sufficient to discharge the debt in full, or by the guarantee of a financially responsible party. A debt is “in process of collection” if collection is proceeding in due course either through legal action, including judgment enforcement procedures, or, in appropriate circumstances, through collection efforts not involving legal action that are reasonably expected to result in repayment of the debt or its restoration to a current status.

Loans that are less than 90 days delinquent may also be placed on nonaccrual if deterioration in the financial condition of the borrower has increased the probability of less than full repayment.

At the time a loan is placed on nonaccrual, all accrued, unpaid interest is charged off, unless repayment of all principal and presently accrued but unpaid interest is probable. Charge-offs of accrued and unpaid interest are charged against the current year’s interest income and not against the ALL.

For all loan classes, a nonaccrual loan may be returned to accrual status when we can reasonably expect continued timely payments until payment in full. All prior arrearage does not have to be eliminated, nor do all previously charged off amounts need to have been recovered, but the loan can still be returned to accrual status if the following conditions are met: (1) all principal and interest amounts contractually due (including arrearage) are reasonably assured of repayment within a reasonable period; and (2) there is a sustained period of repayment performance (generally a minimum of six months) by the borrower, in accordance with the contractual terms involving payments of cash or cash equivalents.

For all classes within all loan portfolios, cash receipts received on nonaccrual loans are generally applied entirely against principal until the loan has been collected in full, after which time any additional cash receipts are recognized as interest income.

For all loan classes, as soon as any portion of a loan becomes uncollectible, the loan will be charged down or charged off as follows:

•                  If unsecured, the loan must be charged off in full.

•                  If secured, the outstanding principal balance of the loan should be charged down to the net liquidation value of the collateral.

Loans are considered uncollectible when:

•                  No regularly scheduled payment has been made within four months and the determination is made that any further payment is unlikely, or

•                  The loan is unsecured, the borrower has filed for bankruptcy protection and there is no other (guarantor, etc.) support from an entity outside of the bankruptcy proceedings.

Based on a variety of credit, collateral and documentation issues, loans with lesser degrees of delinquency or obvious loss may also be deemed uncollectible.

A loan is considered impaired, based on current information and events, if it is probable that we will be unable to collect the scheduled payments of principal and interest when due according to the contractual terms of the loan agreement. If the loan has been modified to provide relief to the borrower, the loan is deemed to be impaired if all principal and interest will not be repaid according to the original contract.

When a loan has been determined to be impaired, the amount of the impairment is measured using the present value of expected future cash flows discounted at the loan’s effective interest rate or, as a practical expedient, the observable market price of the loan, or the fair value of the collateral if the loan is collateral dependent. When the present value of expected future cash flows is used, the effective interest rate is the original contractual interest rate of the loan adjusted for any premium or discount. When the contractual interest rate is variable, the effective interest rate of the loan changes over time. A specific reserve is established as a component of the ALL when a loan has been determined to be impaired. Subsequent to the initial measurement of impairment, if there is a significant change to the impaired loan’s expected future cash flows, or if actual cash flows are significantly different from the cash flows previously estimated, we recalculate the impairment and appropriately adjust the specific reserve. Similarly, if we measure impairment based on the observable market price of an impaired loan or the fair value of the collateral of an impaired collateral-dependent loan, we will adjust the specific reserve if there is a significant change in either of those bases.

When a loan is impaired and principal and interest is in doubt when contractually due, interest income is not recognized. Cash receipts received on nonaccruing impaired loans within any class are generally applied entirely against principal until the loan has been collected in full, after which time any additional cash receipts are recognized as interest income. Cash receipts received on accruing impaired loans within any class are applied in the same manner as accruing loans that are not considered impaired.

The following table summarizes information relative to impaired loans for the dates indicated:

	March 31, 2016		December 31, 2015
(dollars in thousands)	Recorded Investment	Associated Reserves	Recorded Investment	Associated Reserves
Impaired loans, not individually reviewed for impairment	$5,009	$—	$4,903	$—
Impaired loans, individually reviewed, with no impairment	20,548	—	22,411	—
Impaired loans, individually reviewed, with impairment	4,525	384	3,817	399
Total impaired loans, excluding purchased impaired *	$30,082	384	$31,131	399

Purchased impaired loans with subsequent deterioration	$81,519	2,754	$84,329	2,754
Purchased impaired loans with no subsequent deterioration	3,108	—	3,235	—
Total Reserves		$3,138		$3,153

Average impaired loans calculated using a simple average	30,607		35,290

* Included at March 31, 2016 and December 31, 2015 were $11.7 million and $13.1 million, respectively, in restructured and performing loans.

The following table presents loans held for investment on nonaccrual status by loan class for the dates indicated:

(dollars in thousands)	March 31, 2016	December 31, 2015
Loans held for investment:
Commercial and agricultural	$810	$1,053
Real estate - construction	84	110
Real estate - mortgage:
1-4 family residential	9,434	9,106
Commercial	7,509	7,209
Consumer	580	538
Total nonaccrual loans	18,417	18,016
Loans more than 90 days delinquent, still on accrual	—	817
Total nonperforming loans	$18,417	$18,833

There were no loans held for sale on nonaccrual status as of March 31, 2016 or December 31, 2015.

The following table presents individually reviewed impaired loans and purchased impaired loans with subsequent credit deterioration, segregated by portfolio segment, and the corresponding allowance for loan losses as of March 31, 2016:

		Unpaid
	Recorded	Principal	Related
(dollars in thousands)	Investment	Balance	Allowance
Individually reviewed impaired loans with no related allowance recorded:
Commercial and agricultural	$392	$479	$—
Real estate - construction	755	921	—
Real estate - mortgage:
1-4 family residential	6,691	8,481	—
Commercial	12,710	17,944	—
Consumer	—	—	—
Total	20,548	27,825	—
Individually reviewed impaired loans with an allowance recorded:
Commercial and agricultural	—	—	—
Real estate - construction	—	—	—
Real estate - mortgage:
1-4 family residential	4,278	5,376	380
Commercial	247	291	4
Consumer	—	—	—
Total	4,525	5,667	384
Total individually reviewed impaired loans:
Commercial and agricultural	392	479	—
Real estate - construction	755	921	—
Real estate - mortgage:
1-4 family residential	10,969	13,857	380
Commercial	12,957	18,235	4
Consumer	—	—	—
Total	$25,073	$33,492	$384

PI loans with subsequent credit deterioration:
Commercial and agricultural	$4,751	$3,691	$281
Real estate - construction	6,934	7,697	557
Real estate - mortgage:
1-4 family residential	10,652	10,739	336
Commercial	58,321	57,885	1,456
Consumer	861	553	124
Total	$81,519	$80,565	$2,754

The following table presents individually reviewed impaired loans, and purchased impaired loans with subsequent credit deterioration, segregated by portfolio segment, and the corresponding allowance for loan losses as of December 31, 2015:

		Unpaid
	Recorded	Principal	Related
(dollars in thousands)	Investment	Balance	Allowance
Individually reviewed impaired loans with no related allowance recorded:
Commercial and agricultural	$399	$479	$—
Real estate - construction	775	939	—
Real estate - mortgage:
1-4 family residential	7,418	9,406	—
Commercial	13,820	19,116	—
Consumer	—	—	—
Total	22,412	29,940	—
Individually reviewed impaired loans with an allowance recorded:
Commercial and agricultural	—	—	—
Real estate - construction	—	—	—
Real estate - mortgage:
1-4 family residential	3,817	4,691	399
Commercial	—	—	—
Consumer	—	—	—
Total	3,817	4,691	399
Total individually reviewed impaired loans:
Commercial and agricultural	399	479	—
Real estate - construction	775	939	—
Real estate - mortgage:
1-4 family residential	11,235	14,097	399
Commercial	13,820	19,116	—
Consumer	—	—	—
Total	$26,229	$34,631	$399

PI loans with subsequent credit deterioration:
Commercial and agricultural	$4,995	$3,908	$311
Real estate - construction	7,323	8,121	579
Real estate - mortgage:
1-4 family residential	11,103	11,327	384
Commercial	59,989	60,582	1,356
Consumer	919	598	124
Total	$84,329	$84,536	$2,754

The following summary presents individually reviewed impaired loans. Average recorded investment and interest income recognized on impaired loans, segregated by portfolio segment, is shown in the following table as of March 31, 2016 and March 31, 2015:

	For Three Months Ended		For Three Months Ended
	March 31, 2016		March 31, 2015
	Average	Interest	Average	Interest
	Recorded	Income	Recorded	Income
(dollars in thousands)	Investment	Recognized	Investment	Recognized
Individually reviewed impaired loans with no related allowance recorded:
Commercial and agricultural	$395	$—	$478	$—
Real estate - construction	762	14	1,276	11
Real estate - mortgage:
1-4 family residential	6,717	27	7,925	31
Commercial	12,828	93	13,081	73
Consumer	—	—	—	—
Total	20,702	134	22,760	115
Individually reviewed impaired loans with an allowance recorded:
Commercial and agricultural	—	—	—	—
Real estate - construction	—	—	—	—
Real estate - mortgage:
1-4 family residential	4,288	20	3,744	19
Commercial	249	—	3,830	52
Consumer	—	—	—	—
Total	4,537	20	7,574	71
Total individually reviewed impaired loans:
Commercial and agricultural	395	—	478	—
Real estate - construction	762	14	1,276	11
Real estate - mortgage:
1-4 family residential	11,005	47	11,669	50
Commercial	13,077	93	16,911	125
Consumer	—	—	—	—
Total	$25,239	$154	$30,334	$186

Impaired loans also include loans for which we may elect to grant a concession, providing terms more favorable than those prevalent in the market (e.g., rate, amortization term), and formally restructure due to the weakening credit status of a borrower. Restructuring is designed to facilitate a repayment plan that minimizes the potential losses that we otherwise may have to incur. If these impaired loans are on nonaccruing status as of the date of restructuring, the loans are included in nonperforming loans. Nonperforming restructured loans will remain as nonperforming until the borrower can demonstrate adherence to the restructured terms for a period of no less than six months and when it is otherwise determined that continued adherence is reasonably assured. Some restructured loans continue as accruing loans after restructuring if the borrower is not past due at the time of restructuring, adequate collateral valuations support the restructured loans, and the cash flows of the underlying business appear adequate to support the restructured debt service. Not included in nonperforming loans are loans that have been restructured that were performing as of the restructure date. At March 31, 2016, there was $17.1 million in restructured loans, of which $12.0 million were accruing. At December 31, 2015, there was $17.9 million in restructured loans, of which $13.1 million were accruing.

Granite Purchased Loans

Granite Purchased Loans include PI loans and PC loans. PC loans consist of revolving consumer and commercial loans that were performing as of the acquisition date.

PI loans are segregated into pools and recorded at estimated fair value on the date of acquisition without the carryover of the related ALL. PI loans are accounted for under ASC 310-30 when the loans have evidence of credit deterioration since origination and it is probable at the date of acquisition we will not collect all contractually required principal and interest payments. Evidence of credit quality deterioration as of the date of acquisition may include statistics such as past due status, nonaccrual status and risk grade. PI loans generally meet our definition for nonaccrual status; however, even if the borrower is not currently making payments, we will classify loans as accruing if we can reasonably estimate the amount and timing of future cash flows. All Granite PI loans are presented on an accruing basis. The difference between contractually required payments at acquisition and the cash flows expected to be collected at acquisition is referred to as the non-accretable difference.

Periodically, we estimate the expected cash flows for each pool of the PI loans and evaluate whether the expected cash flows for each pool have changed from prior estimates. Decreases to the expected cash flows will generally result in a provision for loan losses. Subsequent increases in cash flows result in a reversal of the provision for loan losses to the extent of prior provisions, or reclassification from non-accretable difference to accretable yield with a positive impact on future interest income. Excess of cash flows expected at acquisition over the estimated fair value is referred to as the accretable yield and is recognized into interest income over the remaining life of the loan when there is a reasonable expectation about the amount and timing of such cash flows.

We have accounted for the Granite PI loans under ASC 310-30 and the Granite PC loans under ASC 310-20.

At March 31, 2016 and December 31, 2015, our financial statements reflected a Granite PI loan ALL of $2.8 million and $2.8 million, respectively, and an ALL for Granite PC loans of $0.3 million and $0.3 million, respectively.

The following table presents the balance of all Granite Purchased Loans:

	At March 31, 2016
(dollars in thousands)	Purchased Impaired	Purchased Contractual	Total Purchased Loans	Unpaid Principal Balance
Commercial and agricultural	$4,751	$156	$4,907	$3,848
Real estate - construction	7,274	—	7,274	8,070
Real estate - mortgage:
1-4 family residential	13,420	17,470	30,890	31,442
Commercial	58,321	—	58,321	57,885
Consumer	861	—	861	553
Total	$84,627	$17,626	$102,253	$101,798

	At December 31, 2015
(dollars in thousands)	Purchased Impaired	Purchased Contractual	Total Purchased Loans	Unpaid Principal Balance
Commercial and agricultural	$4,995	$238	$5,233	$4,149
Real estate - construction	7,744	—	7,744	8,579
Real estate - mortgage:
1-4 family residential	13,917	17,915	31,832	32,558
Commercial	59,989	—	59,989	60,582
Consumer	919	—	919	598
Total	$87,564	$18,153	$105,717	$106,466

The table below includes only those Granite Purchased Loans accounted for under the expected cash flow method (PI loans) for the periods indicated. This table does not include PC loans, including Granite PC loans or purchased residential mortgage loan pools.

	For Three Months Ended		For Three Months Ended
	March 31, 2016		March 31, 2015
	Purchased Impaired		Purchased Impaired
(dollars in thousands)	Carrying Amount	Future Accretion	Carrying Amount	Future Accretion
Balance, beginning of period	$87,564	$15,623	$122,842	$24,898
Accretion	1,406	(1,406)	2,048	(2,048)
Increase (Decrease) in future accretion	—	(2)	—	(1,925)
Payments received	(4,343)	—	(14,854)	—
Foreclosed and transferred to OREO	—	—	(774)	—
Subtotal before allowance	84,627	14,215	109,262	20,925
Allowance for credit losses	(2,754)	—	(3,194)	—
Net carrying amount, end of period	$81,873	$14,215	$106,068	$20,925

Allowance for Loan Losses

The Company’s ALL, which is utilized to absorb actual losses in the loan portfolio, is maintained at a level consistent with our best estimate of probable loan losses to be incurred as of the balance sheet date. We assess our ALL quarterly. This assessment includes a methodology that separates the total loan portfolio into homogeneous loan classifications for purposes of evaluating risk. The required allowance is calculated by applying a risk adjusted reserve requirement to the dollar volume of loans within a homogenous group. For purposes of the ALL, we have grouped our loans into pools with similar risk characteristics, including loan purpose, collateral type and borrower type. Major loan portfolio subgroups include: risk graded commercial loans, mortgage loans, home equity loans, retail loans and retail credit lines. We also analyze the loan portfolio on an ongoing basis to evaluate current risk levels, and risk grades are adjusted accordingly. While we use the best information available to make evaluations, future adjustments may be necessary, if economic or other conditions differ substantially from the assumptions used.

Historical loss rates are calculated by associating losses to the risk-graded pool to which they relate for each of the previous eight quarters. Then, using a look back period consisting of the twenty most recent quarters, loss factors are calculated for each risk-graded pool using a simple average.

In addition to our ability to use our own historical loss data and migration between risk grades, we have a rigorous process for computing the qualitative factors that impact the ALL. A committee, independent of the historical loss migration team, reviews risk factors that may impact the ALL. Some factors are statistically quantifiable, such as concentration, growth, delinquency, and nonaccrual risk by loan type, while other factors are qualitative in nature, such as staff competency, competition within our markets and economic and regulatory changes impacting the loan portfolio.

We lend primarily in North Carolina. As of March 31, 2016, a large majority of the principal amount of the loans in our portfolio was to businesses and individuals in North Carolina. This geographic concentration subjects the loan portfolio to the general economic conditions within this area. The risks created by this concentration have been considered by us in the determination of the adequacy of the ALL. We believe the ALL is adequate to cover estimated losses on loans at each balance sheet date.

During the three month period ended March 31, 2016, we charged off $1.1 million in loans and realized $0.7 million in recoveries, for $0.4 million of net charge-offs.

The ALL, as a percentage of loans held for investment, was 0.93% at March 31, 2016, compared to 1.36% at March 31, 2015. At December 31, 2015, the ALL, as a percentage of loans held for investment, was 0.98%.

An analysis of the changes in the ALL is as follows:

	For Three Months Ended
(dollars in thousands)	March 31, 2016	March 31, 2015
Balance, beginning of period	$15,195	$20,345
Recovery of losses charged to continuing operations	(535)	(1,137)
Net charge-offs:
Charge-offs	(1,094)	(994)
Recoveries	674	794
Net charge-offs	(420)	(200)
Balance, end of period	$14,240	$19,008
Annualized net charge-offs during the period to average loans held for investment	0.11%	0.06%
Annualized net charge-offs during the period to ALL	11.83%	4.27%
Allowance for loan losses to loans held for investment	0.93%	1.36%

The following table presents ALL activity by portfolio segment for the three months ended March 31, 2016:

	Commercial		Real Estate - Mortgage
(dollars in thousands)	and Agricultural	Real Estate - Construction	1-4 Family Residential	Commercial	Consumer	Total
ALL:
Beginning balance January 1, 2016	$2,402	$1,769	$5,141	$2,328	$3,555	$15,195
Charge-offs	(159)	—	(64)	—	(871)	(1,094)
Recoveries	253	136	130	40	115	674
Provision (recovery of provision)	(452)	(609)	(832)	175	1,183	(535)
Ending balance March 31, 2016	$2,044	$1,296	$4,375	$2,543	$3,982	$14,240

The following table presents ALL activity by portfolio segment for the three months ended March 31, 2015:

	Commercial		Real Estate - Mortgage
(dollars in thousands)	and Agricultural	Real Estate - Construction	1-4 Family Residential	Commercial	Consumer	Total
ALL:
Beginning balance January 1, 2015	$3,915	$3,163	$5,847	$4,179	$3,241	$20,345
Charge-offs	(49)	(81)	(125)	(7)	(732)	(994)
Recoveries	221	196	138	58	181	794
Provision (recovery of provision)	(689)	(158)	(237)	(1,078)	1,025	(1,137)
Ending balance March 31, 2015	$3,398	$3,120	$5,623	$3,152	$3,715	$19,008

The following table details the recorded investment in loans related to each segment in the allowance for loan losses by portfolio segment and disaggregated on the basis of impairment evaluation methodology at March 31, 2016:

	Commercial		Real Estate - Mortgage
(dollars in thousands)	and Agricultural	Real Estate - Construction	1-4 Family Residential	Commercial	Consumer	Total
ALL:
Individually reviewed for impairment	$—	$—	$380	$4	$—	$384
Collectively reviewed for impairment	1,763	739	3,659	1,083	3,858	11,102
PI loans reviewed for credit impairment	281	557	336	1,456	124	2,754
PI loans with no credit deterioration	—	—	—	—	—	—
Total ALL	$2,044	$1,296	$4,375	$2,543	$3,982	$14,240
Loans held for investment:
Individually reviewed for impairment	$392	$755	$10,969	$12,957	$—	$25,073
Collectively reviewed for impairment	149,877	94,973	627,381	426,694	115,781	1,414,706
PI loans with subsequent credit deterioration	4,751	6,934	10,652	58,321	861	81,519
PI loans with no credit deterioration	—	340	2,768	—	—	3,108
Total loans	$155,020	$103,002	$651,770	$497,972	$116,642	$1,524,406

The following table details the recorded investment in loans related to each segment in the allowance for loan losses by portfolio segment and disaggregated on the basis of impairment evaluation methodology at December 31, 2015:

	Commercial		Real Estate - Mortgage
(dollars in thousands)	and Agricultural	Real Estate - Construction	1-4 Family Residential	Commercial	Consumer	Total
ALL:
Individually reviewed for impairment	$—	$—	$399	$—	$—	$399
Collectively reviewed for impairment	2,091	1,190	4,358	972	3,431	12,042
PI loans reviewed for credit impairment	311	579	384	1,356	124	2,754
PI loans with no credit deterioration	—	—	—	—	—	—
Total ALL	$2,402	$1,769	$5,141	$2,328	$3,555	$15,195
Loans held for investment:
Individually reviewed for impairment	$399	$775	$11,235	$13,820	$—	$26,229
Collectively reviewed for impairment	146,912	98,483	662,402	415,304	106,901	1,430,002
PI loans with subsequent credit deterioration	4,995	7,323	11,103	59,989	919	84,329
PI loans with no credit deterioration	—	421	2,814	—	—	3,235
Total loans	$152,306	$107,002	$687,554	$489,113	$107,820	$1,543,795

Troubled Debt Restructuring

The following table presents a breakdown of troubled debt restructurings that were restructured during the three and three months ended March 31, 2016 and March 31, 2015, respectively, segregated by portfolio segment:

	For Three Months Ended March 31, 2016			For Three Months Ended March 31, 2015
		Pre-Modification	Post-Modification		Pre-Modification	Post-Modification
		Outstanding	Outstanding		Outstanding	Outstanding
	Number	Recorded	Recorded	Number	Recorded	Recorded
(dollars in thousands)	of Loans	Investment	Investment	of Loans	Investment	Investment
Commercial and agricultural	—	$—	$—	—	$—	$—
Real estate - construction	—	—	—	—	—	—
Real estate - mortgage:
1-4 family residential	—	—	—	—	—	—
Commercial	2	332	332	—	—	—
Consumer	—	—	—	—	—	—
Total	2	$332	$332	—	$—	$—

During the three months ended March 31, 2016, we modified two loans that were considered to be troubled debt restructurings by modifying the terms for each of these loans. During the three months ended March 31, 2015, we did not modify any loans that were considered to be troubled debt restructurings.

There were no loans restructured in the twelve months prior to March 31, 2016 that went into default during the three months ended March 31, 2016. There were also no loans restructured in the twelve months prior to March 31, 2015 that went into default during the three months ended March 31, 2015.

In the determination of the ALL, management considers troubled debt restructurings and any subsequent defaults in these restructurings as impaired loans. The amount of the impairment is measured using the present value of expected future cash flows discounted at the loan’s effective interest rate, the observable market price of the loan, or the fair value of the collateral if the loan is collateral dependent.

Unfunded Commitments

The reserve for unfunded commitments, which is included in other liabilities, is calculated by estimating the probable amount of additional funding on the commitment and multiplying that amount by the historical loss rate (including Q&E factors). The following describes our method for determining the estimated additional funding by commitment type:

•                  Straight Lines of Credit - Unfunded balance of line of credit (100% utilization)

•                  Revolving Lines of Credit - Average utilization (for the last 12 months) less current utilization

•                  Letters of Credit - 10% utilization

The reserve for unfunded commitments was $0.9 million as of March 31, 2016 and $0.8 million at December 31, 2015.

5. Other Real Estate Owned and Property Acquired in Settlement of Loans

OREO consists of real estate acquired through foreclosure or deed in lieu thereof, and is classified as held for sale. The property is initially carried at fair value based on recent appraisals, less estimated costs to sell. Declines in the fair value of properties included in OREO below carrying value are recognized by a charge to income.

Total OREO and property acquired in settlement of loans decreased $2.4 million during the first three months of 2016 from $16.6 million at December 31, 2015, to $14.2 million at March 31, 2016. At March 31, 2016 and December 31, 2015, OREO and property acquired in settlement of loans represented 43% and 47% of total nonperforming assets, respectively.

The following table summarizes OREO and property acquired in settlement of loans at the periods indicated:

(dollars in thousands)	March 31, 2016	December 31, 2015
Real estate acquired in settlement of loans	$13,845	$16,251
Property acquired in settlement of loans	313	332
Total property acquired in settlement of loans	$14,158	$16,583

The following table summarize the changes in real estate acquired in settlement of loans at the periods indicated:

	For Three Months Ended
(dollars in thousands)	March 31, 2016	March 31, 2015
Real estate acquired in settlement of loans, beginning of period	$16,251	$20,122
Plus: New real estate acquired in settlement of loans	59	2,495
Less: Sales of real estate acquired in settlement of loans	(1,964)	(1,490)
Less: Write-downs and net loss on sales charged to expense	(501)	(294)
Real estate acquired in settlement of loans, end of period	$13,845	$20,833

At March 31, 2016, 11 assets with a net carrying amount of $3.4 million were under contract for sale. Estimated losses on these sales, if any, have been recognized in the Consolidated Statements of Operations in the first three months of 2016.

At March 31, 2016, the Company’s recorded investment in mortgage loans collateralized by residential real estate properties that are in the process of foreclosure was $2.8 million and the Company’s OREO balance included $3.2 million of residential real estate.

6. Earnings Per Share

Basic net earnings per share, or basic earnings per share (“EPS”), is computed by dividing net income to common shareholders by the weighted average number of common shares outstanding for the period.

Diluted EPS reflects the potential dilution that could occur if COB’s potential common stock, which consists of dilutive stock options and a common stock warrant, were issued. As required for entities with complex capital structures, a dual presentation of basic and diluted EPS is included on the face of the income statement, and a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation is provided in this note.

	For Three Months Ended
(dollars in thousands, except share and per share data)	March 31, 2016	March 31, 2015
Net income	$3,914	$2,519
Weighted average number of shares outstanding - basic	24,292,004	24,183,396
Weighted average number of shares outstanding - diluted	24,314,112	24,195,108
Net income per share - basic and diluted	$0.16	$0.10

During the three months ended March 31, 2016 and March 31, 2015, the price of the Company’s common stock (as quoted on the Nasdaq Capital Market) was below the price of the common stock warrant. As a result, the warrant is considered antidilutive and thus is not included in the diluted share calculation.

For the three months ended March 31, 2016, there were an average of 500,540 antidilutive shares, while for the three months ended March 31, 2015, there were 22,127 antidilutive shares. Of the antidilutive shares, the number of shares relating to stock options were 478,468 and 55 for the three months ended March 31, 2016, and March 31, 2015, respectively. The number relating to the warrant was 22,072 for all periods presented.

7. Derivatives and Financial Instruments

A derivative is a financial instrument that derives its cash flows, and therefore its value, by reference to an underlying instrument, index or referenced interest rate. These instruments include interest rate swaps, caps, floors, collars, options or other financial instruments designed to hedge exposures to interest rate risk or for speculative purposes.

Accounting guidance requires an entity to recognize all derivatives as either assets or liabilities in the balance sheet, and measure those instruments at fair value. Changes in the fair value of those derivatives are reported in current earnings or other comprehensive income depending on the purpose for which the derivative is held and whether the derivative qualifies for hedge accounting.

In connection with its asset / liability management objectives, the Company during the first quarter of 2014 entered into two interest rate swaps on $40 million of FHLB advances, each swap having a $20 million notional amount, that convert the floating rate cash flow exposure on the FHLB advances to a fixed rate cash flow. As structured, the receive-variable, pay-fixed swaps were evaluated as being cash flow hedges and have remained highly effective since inception through the quarter ending March 31, 2016. The differences in cash flows in each period between the fixed rate interest payments that the Company makes and the variable rate interest payments received is reported in earnings. These interest rate swaps mature on June 15, 2020.

Mortgage banking derivatives used in the ordinary course of business consist of mandatory forward sales contracts, best-efforts forward contracts and rate lock loan commitments. The fair value of our derivative instruments is primarily measured by obtaining pricing from broker-dealers recognized to be market participants.

We have established guidelines in originating and selling loans to Fannie Mae, and retaining or selling the mortgage servicing rights. The commitments to borrowers to originate residential mortgage loans and the forward sales commitments to investors are freestanding derivative instruments. As such, they do not qualify for hedge accounting treatment, and the fair value adjustments for these instruments is recorded through the Consolidated Statements of Operations in mortgage loan income. The fair market value of mortgage banking derivatives is recorded in the consolidated balance sheet in Other Assets.

	Gain (Loss) Recognized
	For Three Months Ended
(dollars in thousands)	March 31, 2016	March 31, 2015
Derivatives designated as hedging instruments:
Interest rate swap contracts - FHLB advances	$(549)	$(321)
Derivatives not designated as hedging instruments:
Mortgage loan rate lock commitments	$1	$(7)
Mortgage loan forward sales	7	79
Total	$8	$72

8. Fair Values of Assets and Liabilities

We use fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. Securities available-for-sale, derivative assets and liabilities, mortgage loans held for sale, and mortgage servicing rights are recorded at fair value on a recurring basis. Additionally, from time-to-time, we may be required to record at fair value other assets and liabilities on a nonrecurring basis, such as loans held for investment, impaired loans and certain other assets and liabilities. These nonrecurring fair value adjustments typically involve application of lower of cost or market accounting or write-downs of individual assets or liabilities.

Fair Value Hierarchy

We group assets and liabilities at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. These levels are:

Level 1: Valuation is based upon quoted prices for identical instruments traded in active markets.

Level 2: Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.

Level 3: Valuation is generated from model-based techniques that use at least one significant assumption not observable in the market. These unobservable assumptions reflect estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include use of option pricing models, discounted cash flow models and similar techniques.

Disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value, is required. Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time our entire holdings of a particular financial instrument.

Because no market exists for a portion of our financial instruments, fair value estimates are based on judgments regarding future expected losses, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

The following is a description of valuation methodologies used for assets and liabilities recorded at fair value:

Investments Securities Available-for-Sale

Investment securities available-for-sale are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted prices, if available. If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as the present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions and other factors such as credit loss assumptions. Level 1 securities include those traded on an active exchange, such as the New York Stock Exchange, U.S. Treasury securities that are traded by dealers or brokers in active over-the-counter markets and money market funds. Level 2 securities include mortgage-backed securities issued by government sponsored entities, municipal bonds and corporate debt securities. Securities classified as Level 3 may include asset-backed securities in less liquid markets.

Liquidity is a significant factor in the determination of the fair values of available-for-sale debt securities. Market price quotes may not be readily available for some positions, or positions within a market sector where trading activity has slowed significantly or ceased. Some of these instruments are valued using a discounted cash flow model, which estimates the fair value of the securities using internal credit risk, interest rate and prepayment risk models that incorporate management’s best estimate of current key assumptions such as default rates, loss severity and prepayment rates. Principal and interest cash flows are discounted using an observable discount rate for similar instruments with adjustments that management believes a market participant would consider in determining fair value for the specific security. Underlying assets are valued using external pricing services, where available, or matrix pricing based on the vintages and ratings. Situations of illiquidity generally are triggered by the market’s perception of credit uncertainty regarding a single company or a specific market sector. In these instances, fair value is determined based on limited available market information and other factors, principally from reviewing the issuer’s financial statements and changes in credit ratings made by one or more ratings agencies.

Loans Held for Sale

Loans held for sale are carried at the lower of cost or fair value less estimated costs to sell. Once sold, the purchasing investor has all rights of ownership, including the ability to pledge or exchange the loans. Most of the loans sold are without recourse. However, the investor does have the ability to require CommunityOne to repurchase or indemnify a specific loan should there be inadequacies discovered in the original underwriting of that loan. Gains or losses on loan sales are recognized at the time of sale, are determined by the difference between net sales proceeds and the carrying value of the loan sold, and are included in Consolidated Statements of Operations. Since loans held for sale are carried at the lower of cost or fair value, the fair value of loans held for sale is based on contractual agreements with independent third party buyers. As such, we classify loans held for sale subjected to nonrecurring fair value adjustments as Level 2. Based on the nature of the portfolio, lack of market volatility and the short duration for which the loans are held, fair value generally exceeds cost.

Loans Held for Investment

We do not record loans held for investment at fair value on a recurring basis. However, from time to time, a loan is considered impaired and the related impairment is charged against the allowance or a specific allowance is established. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once a loan is identified as impaired, we determine the fair value of the loan to quantify impairment, should such exist. The fair value of impaired loans is estimated using one of several methods, including collateral net liquidation value, market value of similar debt, enterprise value, and discounted cash flows. Those impaired loans not requiring a specific allowance represent loans for which the fair value of the expected repayments or collateral meet or exceed the recorded investments in such loans. At March 31, 2016 and December 31, 2015, substantially all of the total impaired loans were reviewed based on the fair value of the collateral. Impaired loans where an allowance is established based on the fair value of collateral require classification in the fair value hierarchy. We record impaired loans as nonrecurring Level 3.

Other Real Estate Owned

OREO is adjusted to fair value upon transfer of the loans to OREO. Subsequently, OREO is carried at the lower of carrying value or fair value less estimated costs to sell. Fair value is based upon independent market prices, appraised values of the collateral or management’s estimation of the value of the collateral. Given the lack of observable market prices for identical properties, we record OREO as nonrecurring Level 3.

Interest Rate Locks and Forward Loan Sale Commitments

We enter into interest rate lock commitments and commitments to sell mortgages. The fair value of interest rate lock commitments is based on servicing rate premium, origination income net of origination costs, fall out rates and changes in loan pricing between the commitment date and the balance sheet date. We record interest rate lock commitments as recurring level 3, and based on their immaterial value, has excluded them from the fair value table.

Interest Rate Swaps

We enter into interest rate swaps to hedge the variability of interest cash flow payments on certain FHLB advances. Changes in fair value of these cash flow hedges are recorded through other comprehensive income. Any ineffectiveness of the hedge is included in current period earnings. The fair value of our interest rate swaps is based on a third party valuation because there is not a readily available quoted price in the market. We record interest rate swap commitments as recurring level 2.

Mortgage Servicing Rights

The fair value of mortgage serving rights (“MSR”) is dependent upon a number of assumptions including the fee per loan, the cost to service, the expected loan prepayment rate, and the discount rate. In determining the fair value of the existing MSR management reviews the key assumptions, analyzes pricing in the market for comparable MSR, and uses a third party provider to independently calculate the fair value of its MSR. We record mortgage servicing rights as recurring Level 3.

Assets and Liabilities Recorded at Fair Value on a Recurring Basis

Assets and liabilities carried at fair value on a recurring basis at March 31, 2016 are summarized in the following table:

(dollars in thousands)	Total	Level 1	Level 2	Level 3
Assets:
Available-for-sale debt securities:
U.S. government sponsored agencies	$—	$—	$—	$—
Residential mortgage-backed securities-GSE	277,062	—	277,062	—
Residential mortgage-backed securities-Private	31,434	—	31,434	—
Commercial mortgage-backed securities-GSE	22,122	—	22,122	—
Commercial mortgage-backed securities-Private	17,848	—	17,848	—
Corporate notes	37,528	—	37,528	—
Total available-for-sale debt securities	385,994	—	385,994	—
Mortgage servicing rights	2,654	—	—	2,654
Interest rate swaps	(1,627)	—	(1,627)	—
Total assets at fair value	$387,021	$—	$384,367	$2,654

Assets and liabilities carried at fair value on a recurring basis at December 31, 2015 are summarized in the following table:

(dollars in thousands)	Total	Level 1	Level 2	Level 3
Assets:
Available-for-sale debt securities:
U.S. government sponsored agencies	$2,008	$—	$2,008	$—
Residential mortgage-backed securities-GSE	278,107	—	278,107	—
Residential mortgage-backed securities-Private	33,577	—	33,577	—
Commercial mortgage-backed securities-GSE	21,611	—	21,611	—
Commercial mortgage-backed securities-Private	17,575	—	17,575	—
Corporate notes	37,555	—	37,555	—
Total available-for-sale debt securities	390,433	—	390,433	—
Mortgage servicing rights	2,231	—	—	2,231
Interest rate swaps	(755)	—	(755)	—
Total assets at fair value	$391,909	$—	$389,678	$2,231

The following table presents a reconciliation of all assets and liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) during the periods indicated:

	Fair Value Measurements Using Significant
	Unobservable Inputs (Level 3)
	Mortgage Servicing Rights
	Three Months Ended March 31,
(dollars in thousands)	2016	2015
Balance, beginning of period	$2,231	$1,726
Total gains or losses (realized/unrealized):
Included in earnings, gross	593	300
Less amortization	(170)	(130)
Balance, end of period	$2,654	$1,896

Assets and Liabilities Recorded at Fair Value on a Nonrecurring Basis

We may be required, from time to time, to measure certain assets at fair value on a nonrecurring basis in accordance with U.S. generally accepted accounting principles. These include assets that are measured at the lower of cost or market that were recognized at fair value below cost at the end of the period. This is due to further deterioration in the value of the assets. There were no loans held for sale that had a fair value below cost in any periods reported.

Assets measured at fair value on a nonrecurring basis are included in the following table at March 31, 2016:

(dollars in thousands)	Total	Level 1	Level 2	Level 3
Impaired loans, net	$2,364	$—	$—	$2,364
Other real estate owned	7,159	—	—	7,159
Total assets at fair value from continuing operations	$9,523	$—	$—	$9,523

Assets measured at fair value on a nonrecurring basis are included in the following table at December 31, 2015:

(dollars in thousands)	Total	Level 1	Level 2	Level 3
Impaired loans, net	$3,418	$—	$—	$3,418
Other real estate owned	10,630	—	—	10,630
Total assets at fair value from continuing operations	$14,048	$—	$—	$14,048

Quantitative Information about Level 3 Fair Value Measurements

(dollars in thousands)	Fair Value at March 31, 2016	Valuation Techniques	Unobservable Input	Range

Impaired loans, net	$2,364	Discounted appraisals	Collateral discounts	1.00% - 30.00%
Other real estate owned	7,159	Discounted appraisals	Collateral discounts	1.00% - 30.00%
Mortgage servicing rights	2,654	Discounted cash flows	Prepayment rate	10.00% - 25.00%
Mortgage servicing rights			Discount rate	6.00% - 10.00%

(dollars in thousands)	Fair Value at December 31, 2015	Valuation Techniques	Unobservable Input	Range

Impaired loans, net	$3,418	Discounted appraisals	Collateral discounts	1.00%-30.00%
Other real estate owned	10,630	Discounted appraisals	Collateral discounts	1.00%-30.00%
Mortgage servicing rights	2,231	Discounted cash flows	Prepayment rate	10.00% - 25.00%
Mortgage servicing rights			Discount rate	6.00% - 10.00%

Fair Value of Financial Instruments

The following methods and assumptions were used to estimate the fair value for each class of COB’s financial instruments.

Cash and cash equivalents. Fair value equals the carrying value of such assets due to their nature and is classified as Level 1.

Investment securities. The fair value of investment securities is based on quoted market prices, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities. The fair value of equity investments in the restricted stock of the FRBR and FHLB approximates the carrying value. The fair value of investment securities is classified as Level 1 if a quoted market price is available, or Level 2 if a quoted market price is not available.

Loans held for sale. Substantially all residential mortgage loans held for sale are pre-sold and their carrying value approximates fair value. We classified the fair value of loans held for sale as Level 2.

Loans held for investment. The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. We classified the fair value of loans as Level 3.

Accrued interest receivable and payable. The carrying amounts of accrued interest payable and receivable approximate fair value and are classified as Level 1, 2 or 3 based on whether the related asset or liability is classified as Level 1, 2 or 3.

Deposits. The fair value of noninterest-bearing and interest-bearing demand deposits and savings are the amounts payable on demand because these products have no stated maturity. The fair value of time deposits is estimated using the rates currently offered for deposits of similar remaining maturities and are classified as Level 2.

Borrowed funds. The carrying value of retail repurchase agreements is considered to be a reasonable estimate of fair value. The fair value of FHLB advances and other borrowed funds is estimated using the rates currently offered for advances of similar remaining maturities and is classified as Level 2. For the long-term note payable, the current market rate for similar debt is substantially equal to the rate on this note, so its fair value approximates its carrying value.

Junior subordinated debentures. Included in junior subordinated debentures are variable rate trust preferred securities issued by COB. Fair values for the trust preferred securities were estimated by developing cash flow estimates for each of these debt instruments based on scheduled principal and interest payments and current interest rates. Once the cash flows were determined, a rate for comparable subordinated debt was used to discount the cash flows to the present value. We classified the fair value of junior subordinated debentures as Level 3.

Financial instruments with off-balance sheet risk. The fair value of financial instruments with off-balance sheet risk is considered to approximate carrying value, since the large majority of these future financing commitments would result in loans that have variable rates and/or relatively short terms to maturity. For other commitments, generally of a short-term nature, the carrying value is considered to be a reasonable estimate of fair value.

Interest rate swaps. The fair value of interest rate swaps are measured based on third party cash flow models discounted to the valuation date and are classified as Level 2.

Interest rate locks and forward loan sale commitments. The fair value of interest rate locks and forward loan sale commitments are measured by comparing the underlying terms of the contract with current pricing obtained from broker dealer pricing and are classified as Level 2.

The estimated fair values of financial instruments are as follows at the periods indicated:

	At March 31, 2016
(dollars in thousands)	Carrying Value	Estimated Fair Value	Level 1	Level 2	Level 3
Financial Assets:
Cash and cash equivalents	$63,578	$63,578	$63,578	$—	$—
Investment securities: Available-for-sale	385,994	385,994	—	385,994	—
Investment securities: Held-to-maturity	145,127	145,853	—	145,853	—
Loans held for sale	4,328	4,328	—	4,328	—
Loans held for investment, net	1,510,166	1,512,307	—	—	1,512,307
Accrued interest receivable	5,421	5,421	3	1,522	3,896
Interest rate swaps	(1,627)	(1,627)	—	(1,627)	—
Financial Liabilities:
Deposits	1,955,190	1,956,107	—	1,956,107	—
Retail repurchase agreements	7,352	7,352	—	7,352	—
Federal Home Loan Bank advances	65,167	67,437	—	67,437	—
Long-term notes payable	5,435	5,435	—	—	5,435
Junior subordinated debentures	56,702	31,853	—	—	31,853
Accrued interest payable	387	387	—	368	19

	At December 31, 2015
(dollars in thousands)	Carrying Value	Estimated Fair Value	Level 1	Level 2	Level 3
Financial Assets:
Cash and cash equivalents	$39,175	$39,175	$39,175	$—	$—
Investment securities: Available-for-sale	390,434	390,434	—	390,434	—
Investment securities: Held-to-maturity	147,967	145,184	—	145,184	—
Loans held for sale	5,403	5,403	—	5,403	—
Loans held for investment, net	1,528,600	1,513,226	—	—	1,513,226
Accrued interest receivable	5,305	5,305	—	1,630	3,675
Interest rate locks and forward loan sale commitments	(755)	(755)	—	(755)	—
Financial Liabilities:
Deposits	1,947,537	1,945,691	—	1,945,691	—
Retail repurchase agreements	7,219	7,219	—	7,219	—
Federal Home Loan Bank advances	93,681	95,781	—	95,781	—
Long-term notes payable	5,415	5,415	—	—	5,415
Junior subordinated debentures	56,702	32,536	—	—	32,536
Accrued interest payable	367	367	—	349	18

There were no transfers between valuation levels for any assets during the three months ended March 31, 2016. If different valuation techniques are deemed necessary, we would consider those transfers to occur at the end of the period when the assets are valued.

9. Accumulated Other Comprehensive Income

The following tables present the changes in our accumulated other comprehensive income (loss), net of tax, by component for the periods indicated:

(Dollars in thousands)	Unrealized Gains (Losses) on Available-For-Sale Securities	Interest Rate Swaps	Defined Benefit Plan Items	Total

Beginning balance January 1, 2016	$(5,176)	$(466)	$(5,097)	$(10,739)
Other comprehensive income (loss) before reclassifications	4,634	(551)	(54)	4,029
Amounts reclassified from accumulated other comprehensive income	—	2	—	2
Net current period other comprehensive income (loss)	4,634	(549)	(54)	4,031
Ending balance March 31, 2016	$(542)	$(1,015)	$(5,151)	$(6,708)

(Dollars in thousands)	Unrealized Gains (Losses) on Available-For-Sale Securities	Interest Rate Swaps	Defined Benefit Plan Items	Total

Beginning balance January 1, 2015	$(3,017)	$(324)	$(4,134)	$(7,475)
Other comprehensive income (loss) before reclassifications	1,660	(323)	—	1,337
Amounts reclassified from accumulated other comprehensive income	—	2	—	2
Net current period other comprehensive income (loss)	1,660	(321)	—	1,339
Ending balance March 31, 2015	$(1,357)	$(645)	$(4,134)	$(6,136)

The following table presents the reclassifications out of our accumulated other comprehensive income (loss) for the three months ended March 31, 2016 and 2015:

	Amount Reclassified from AOCI
	For Three Months Ended		Line Item in the Consolidated Statement of
(Dollars in thousands)	March 31, 2016	March 31, 2015	Operations
Interest rate swaps:
Swap ineffectiveness expense	3	3	Other expense
Income tax benefit	(1)	(1)	Income tax expense
Total, net of tax	2	2
Total reclassifications for the period	$2	$2

10. Repurchase Agreement Borrowings

Securities sold under agreements to repurchase (“repurchase agreements”) with customers represent funds deposited by customers, generally on an overnight basis, that are collateralized by investment securities owned by the Company. Repurchase agreements with customers are included in short-term borrowings on the consolidated condensed balance sheets.

All repurchase agreements are subject to terms and conditions of repurchase/security agreements between the Company and the client and are accounted for as secured borrowings. Our repurchase agreements reflected in short-term borrowings consist of customer accounts and securities which are pledged on an individual security basis.

At March 31, 2016 and December 31, 2015, our repurchase agreement borrowings totaled $7.4 million and $7.2 million respectively, and are classified as short-term debt on the consolidated condensed balance sheets. These borrowings were collateralized with residential mortgage backed securities with a market value of $16.9 million and $17.1 million at March 31, 2016 and December 31, 2015, respectively. Declines in the value of the collateral would require us to pledge additional securities. As of March 31, 2016 and December 31, 2015 the Company had $196.5 million and $213.6 million, respectively, of available unpledged securities.

The following table presents the carrying value of repurchase agreements by remaining contractual maturity at March 31, 2016 and December 31, 2015:

March 31, 2016

	Remaining Contractual Maturity of the Agreements
(dollars in thousands)	Overnight and Continuous	1 - 90 days	Over 90 days	Total
Residential mortgage-backed securities-GSE	$7,352	$—	$—	$7,352

December 31, 2015

	Remaining Contractual Maturity of the Agreements
(dollars in thousands)	Overnight and Continuous	1 - 90 days	Over 90 days	Total
Residential mortgage-backed securities-GSE	$7,219	$—	$—	$7,219